Exhibit 99.1

Calavo Growers, Inc. Announces Fourth Quarter and Fiscal 2023 Financial Results

SANTA PAULA, Calif., Jan. 31, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal fourth quarter and fiscal year ended October 31, 2023.

Fourth Quarter Financial Overview

●	Total net sales of $241.2 million, a 1.0% decrease from the prior year quarter
o	Grown segment net sales increased 5.6% to $125.7 million
o	Prepared segment net sales decreased 7.9% to $116.1 million
●	Gross profit of $15.5 million, compared to $20.4 million for the prior year quarter
o	Grown segment gross profit increased $0.2 million to $8.7 million
o	Prepared segment gross profit decreased $5.1 million to $6.7 million
●	Net loss of $7.9 million, or $0.45 per diluted share, compared to a net loss of $3.3 million, or $0.19 per diluted share, for the same period last year
●	Adjusted net loss of $5.8 million, or $0.33 per diluted share, compared to adjusted net income of $0.6 million, or $0.03 per diluted share for the prior year quarter
●	Adjusted EBITDA of $7.0 million compared to $9.6 million for the same period last year

Fiscal Year 2023 Financial Overview

●	Total net sales of $972.0 million, an 18.4% decrease from the prior year
o	Grown segment net sales decreased 24.5% to $529.0 million
o	Prepared segment net sales decreased 10.3% to $445.8 million
●	Gross profit of $70.0 million, compared to $73.8 million for the prior year
o	Grown segment gross profit increased $2.0 million to $52.2 million
o	Prepared segment gross profit decreased $5.9 million to $17.8 million
●	Net loss of $8.3 million, or $0.47 per diluted share, compared to a net loss of $6.2 million, or $0.35 per diluted share, for the prior year
●	Adjusted net loss of $0.2 million, or $0.01 per diluted share, compared to adjusted net income of $8.9 million, or $0.50 per diluted share for the prior year
●	Adjusted EBITDA of $31.3 million compared to $35.1 million for the prior year

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Management Commentary

“I am pleased with our fourth quarter results as we continued to focus on the fundamentals of our operations,” said Lee E. Cole, President and Chief Executive Officer of Calavo Growers, Inc. “We continue to work toward completing the sale of our fresh cut business to F&S Fresh Foods and will share

Calavo Growers, Inc.

more details when we are able. We look forward to delivering shareholder value in fiscal 2024 as we also celebrate the Company’s 100th anniversary.”

“Turning to our financial performance, we generated approximately $7.0 million in adjusted EBITDA during the fourth quarter on $241 million of net sales. Avocado margins softened compared to the third quarter due to seasonality and an unfavorable foreign exchange impact of $3.0 million; however, margins improved versus the prior year quarter due to our margin management discipline. Gross profit improved sequentially in our prepared segment as we completed onboarding for a large national account customer in our fresh cut division, while our guacamole business continued to perform well operationally and benefitted from lower input costs.”

Fourth Quarter 2023 Consolidated Financial Review

Total net sales for the fourth quarter 2023 were $241.2 million, compared to $243.6 million for the fourth quarter 2022, a decline of 1.0%. Grown segment sales increased 5.6%, and Prepared segment sales decreased 7.9%. The average selling price of avocados in the Grown segment increased by 25% compared to the prior year.

Gross profit for the fourth quarter was $15.5 million, or 6.4% of net sales, compared to $20.4 million and 8.4%, respectively, for the same period last year.

Selling, general and administrative (SG&A) expenses for the fourth quarter totaled $14.1 million, or 5.9% of net sales, compared to $17.1 million and 7.0% of net sales for the same period last year. The decrease from the prior year was related primarily to lower incentive compensation expense and lower outside service costs.

Net loss for the fourth quarter was $7.9 million, or $0.45 per diluted share. This compares with a net loss of $3.3 million, or $0.19 per diluted share, for the same period last year.

Adjusted net loss was $5.8 million, or $0.33 per diluted share, compared to adjusted net income of $0.6 million, or $0.03 per diluted share last year.

Adjusted EBITDA was $7.0 million compared to $9.6 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the year with $46.3 million of total debt, which included $39.0 million of borrowings under its credit facility and $7.3 million of other long-term obligations and finance leases. Cash and cash equivalents, including restricted cash, totaled $2.9 million, and the Company had $40.0 million of available liquidity as of October 31, 2023.

Segment Performance

Grown

Grown segment gross profit was $8.7 million, modestly higher than in the prior year quarter. Segment performance included an unfavorable foreign exchange balance sheet translation impact of $3.0 million. Excluding the foreign exchange impact, avocado margins were meaningfully higher than in the prior year quarter. Avocado prices receded from their seasonal summer highs and averaged near $40 per case, well above prices in the prior year quarter. Calavo’s fourth quarter avocado volume declined

Calavo Growers, Inc.

8.7% from the prior year as we prioritized margin in our volume management decisions. Our sales and operations teams currently are focused on fulfilling customer demand for the Super Bowl.

Prepared

Prepared segment gross profit declined $5.1 million from the prior year quarter, generating a segment gross margin of 5.8%. The gross profit decline is attributed primarily to lower volume and higher input costs. While down compared to the prior year, gross profit increased $3.1 million sequentially as we completed onboarding activities for a major national account customer. The fresh cut division achieved a gross margin of 4.2% for the quarter. Syndicated retail data indicates that fiscal year-to-date unit sales were slightly down for the vegetable category but turned positive for fruit. Dollar sales for both produce categories were modestly positive. Unit sales for the fixed weight deli category were about flat, while dollar sales were up over 5%. Gross profit in the guacamole division increased to $2.5 million from $2.3 million in the prior year quarter. The guacamole business continues to benefit from lower fruit input costs and operational improvements. We are focused on growing volume in our prepared business in fiscal 2024.

Investigation into Mexico Operations

On January 16, 2024, the Company announced that its internal audit process had identified to the Audit Committee of the Board of Directors certain matters that the Board of Directors determined after the fiscal year end merited enhanced evaluation. A Special Committee of the Board of Directors (the “Special Committee”) was established to commence an investigation, with the assistance of external legal counsel and external forensic accountants. The Special Committee determined that certain of those matters related to the Company’s operations in Mexico raised potential issues under the Foreign Corrupt Practices Act (“FCPA”). The Company has voluntarily disclosed this ongoing internal investigation to the SEC and the Department of Justice ("DOJ"), and the Company intends to fully cooperate with the SEC and the DOJ in connection with these matters.

Any determination that the Company’s operations or activities were not in compliance with laws, including the FCPA, could result in the imposition of material fines and penalties and the imposition of equitable remedies. The Company cannot currently predict the timing of completion or the outcome of its internal investigation or of any actions that may be taken by the SEC, the DOJ or Mexican authorities in connection with the matters under investigation, and the Company cannot currently estimate the amount or range of loss or potential impact on its consolidated financial statements associated with these matters.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and

Calavo Growers, Inc.

adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income (loss) is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA and adjusted net income (loss) may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to

Calavo Growers, Inc.

be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT; the impact of other pending and potential internal and external investigations and legal claims; the ability of the parties to reach a binding agreement for the proposed sale of our Fresh Cut business and certain related real property, the potential that the price, structure, form of consideration (for example, cash, promissory, equity) and other material terms may be materially different than currently expected, the continuing financial and operating performance of the Fresh Cut business during the negotiation process; the possible effect of the announcement of the sale of the Fresh Cut business on our customer, vendor and supplier relationships, operating results and business generally; and if the Company enters into a binding agreement for the proposed transaction, the occurrence of any event, change or other circumstance that prevents the completion of the sale of the proposed transaction, including the failure to satisfy all closing conditions that are included in such binding agreement.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,091	$2,060
Restricted cash	761	1,074
Accounts receivable, net of allowances of $5,245 (2023) and $4,199 (2022)	61,376	59,016
Inventories	39,430	38,830
Prepaid expenses and other current assets	13,934	8,868
Advances to suppliers	14,684	12,430
Income taxes receivable	1,094	3,396
Total current assets	133,370	125,674
Property, plant, and equipment, net	112,729	113,310
Operating lease right-of-use assets	48,033	54,518
Investments in unconsolidated entities	2,902	3,782
Deferred income tax assets	3,010	5,433
Goodwill	28,653	28,653
Intangibles, net	5,698	7,206
Other assets	52,459	47,170
	$386,854	$385,746
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$14,788	$20,223
Trade accounts payable	15,537	10,436
Accrued expenses	31,108	51,795
Other current liabilities	11,000	11,000
Current portion of term loan	647	—
Current portion of operating leases	7,062	6,925
Current portion of long-term obligations and finance leases	1,604	1,574
Total current liabilities	81,746	101,953
Long-term liabilities:
Borrowings pursuant to line of credit, long-term	35,024	1,200
Long-term portion of term loan	3,416	—
Long-term portion of operating leases	45,393	52,140
Long-term portion of obligations and finance leases	5,647	4,447
Deferred income tax liabilities	746	—
Other long-term liabilities	4,653	2,635
Total long-term liabilities	94,879	60,422
Commitments and contingencies
Shareholders' equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,761 (2023) and 17,732 (2022) shares issued and outstanding)	18	18
Additional paid-in capital	176,481	171,223
Noncontrolling interest	1,392	1,015
Retained earnings	32,338	51,115
Total shareholders' equity	210,229	223,371
	$386,854	$385,746

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2023	2022	2023	2022
Net sales	$241,180	$243,571	$971,948	$1,191,073
Cost of sales	225,718	223,210	901,992	1,117,228
Gross profit	15,462	20,361	69,956	73,845
Selling, general and administrative	14,129	17,078	66,400	65,482
Expenses related to Mexican tax matters	1,897	269	3,128	1,417
Impairment and charges related to Florida facility closure	—	—	—	959
Operating income (loss)	(564)	3,014	428	5,987
Interest expense	(1,013)	(414)	(2,495)	(1,686)
Other income, net	59	84	921	1,517
Unrealized net income (loss) on Limoneira shares	—	(2,802)	—	(8,605)
Income (loss) before income taxes and loss from unconsolidated entities	(1,518)	(118)	(1,146)	(2,787)
Income tax benefit (expense)	(5,921)	(3,614)	(5,942)	(3,251)
Net income (loss) from unconsolidated entities	(481)	248	(879)	(564)
Net income (loss)	(7,920)	(3,484)	(7,967)	(6,602)
Add: Net loss (income) attributable to noncontrolling interest	13	168	(377)	353
Net income (loss) attributable to Calavo Growers, Inc.	$(7,907)	$(3,316)	$(8,344)	$(6,249)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.45)	$(0.19)	$(0.47)	$(0.35)
Diluted	$(0.45)	$(0.19)	$(0.47)	$(0.35)

Number of shares used in per share computation:
Basic	17,766	17,664	17,750	17,663
Diluted	17,766	17,664	17,750	17,663

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

			Intersegment
	Grown	Prepared	Elims.	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2023
Net sales	$125,740	$115,902	$(462)	$241,180
Cost of sales	117,010	109,170	(462)	225,718
Gross profit	$8,730	$6,732	$—	$15,462

Three months ended October 31, 2022
Net sales	$119,098	$124,979	$(506)	$243,571
Cost of sales	110,527	113,189	(506)	223,210
Gross profit	$8,571	$11,790	$—	$20,361

			Intersegment
	Grown	Prepared	Elims.	Total
	(All amounts are presented in thousands)
Year ended October 31, 2023
Net sales	$529,025	$444,552	$(1,629)	$971,948
Cost of sales	476,862	426,759	(1,629)	901,992
Gross profit	$52,163	$17,793	$—	$69,956

Year ended October 31, 2022
Net sales	$700,270	$492,868	$(2,065)	$1,191,073
Cost of sales	650,105	469,188	(2,065)	1,117,228
Gross profit	$50,165	$23,680	$—	$73,845

For the three months ended October 31, 2023 and 2022, intersegment sales and cost of sales of $0.5 million between Grown products and Prepared products were eliminated. For the year ended October 31, 2023 and 2022, intersegment sales and cost of sales of $1.6 million and $2.1 million between Grown products and Prepared products were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) and adjusted net income (loss) per diluted share, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended		Year ended
	October 31,		October 31,
	2023	2022	2023	2022
Net income (loss) attributable to Calavo Growers, Inc.	$(7,907)	$(3,316)	$(8,344)	$(6,249)
Non-GAAP adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	481	(248)	879	564
Loss from FreshRealm and other related expenses (b)	—	—	—	580
Net loss (income) on Limoneira shares (c)	—	3,125	—	8,928
Rent expense add back (d)	108	108	432	432
Restructure costs - consulting, management recruiting and severance (e)	304	440	5,490	4,914
Expenses related to Mexican tax matters (f)	1,897	709	3,128	2,343
Impairment, losses and charges related to property, plant and equipment (g)	—	186	235	1,145
Legal settlement and related expenses (h)	—	—	700	—
Tax impact of adjustments (i)	(697)	(408)	(2,716)	(3,788)
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$(5,814)	$596	$(196)	$8,869

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.45)	$(0.19)	$(0.47)	$(0.35)
Adjusted net income (loss) per diluted share	$(0.33)	$0.03	$(0.01)	$0.50

Number of shares used in per share computation:
Diluted	17,766	17,664	17,750	17,663

(a)

For the three months ended October 31, 2023 and 2022, we realized losses of $0.5 million and income of $0.2 million from Agricola Don Memo. For the year ended October 31, 2023 and 2022, we realized losses of $0.9 million and losses of $0.6 million from Agricola Don Memo.

(b)

For the year ended October 31, 2022, we recognized a return to provision discrete tax expense of $0.6 million due to the finalization of the tax treatment of the loss related to the previously recorded impairment of the investment in FreshRealm.

(c)	For the three and twelve months ended October 31, 2022, we recorded $3.1 million and $8.9 million in unrealized losses related to these mark-to-market adjustments.

(d)

For the three months ended October 31, 2023 and 2022, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease. For the year ended October 31, 2023 and 2022,

Calavo Growers, Inc.

we incurred $0.4 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease.

(e)

For the three and twelve months ended October 31, 2023, we recorded $0.3 million and $2.9 million in severance costs as part of U.S. restructuring efforts. For the twelve months ended October 31, 2023, we recorded $1.6 million of stock-based compensation related to senior management transitions, which does not impact the underlying cost structure of the Company. Additionally, we incurred $0.5 million related to the divesture of Salsa Lisa. For the year ended October 31, 2022, we recorded $2.8 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. In addition, for the three and twelve months ended October 31, 2022, we recorded $0.1 million and $1.4 million of severance accrual related to the Project Uno restructuring. For the three months and twelve months ended October 31, 2022, we incurred $0.3 million and $0.7 million related to management recruiting and severance costs in connection with the restructuring initiative.

(f)

For the three months ended October 31, 2023 and 2022, we incurred $0.8 million and $0.3 million of professional fees related to the Mexican tax matters. For the twelve months ended October 31, 2023 and 2022, we incurred $2.4 million and $1.4 million of professional fees related to the Mexican tax matters. For the three and twelve months ended October 31, 2023, we recognized a reserve of $1.1 million and $2.5 million related to the collectability of IVA receivables.

(g)

On April 1, 2023, we completed the divesture of our salsa business in our Prepared segment and incurred $0.2 million in losses related to the disposal of property, plant and equipment. On October 18, 2021, we announced the closure of Prepared’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, 2021, the Green Cove facility for our Prepared segment ceased operations. We incurred $0.9 million of expenses for the year ended October 31, 2022, related to the closure of this facility.

(h)

For the year ended October 31, 2023, we accrued $0.6 million in a legal settlement from a dispute from over 5 years ago connected to an old unused distribution agreement that was entered into over a decade ago.  This legal settlement was considered out of the ordinary, due to the length it took to settle and since we have not done business with this party for many years.  There are no other similar matters outstanding. In addition, we incurred $0.1 million in associated legal fees.

(i)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended		Year ended
	October 31,		October 31,
	2023	2022	2023	2022
Net income (loss) attributable to Calavo Growers, Inc.	$(7,907)	$(3,316)	$(8,344)	$(6,249)
Interest Income	(125)	(98)	(605)	(500)
Interest Expense	1,013	414	2,495	1,686
Provision (benefit) for Income Taxes	5,921	3,614	5,942	3,251
Depreciation & Amortization	4,467	4,117	17,282	16,589
Stock-Based Compensation	828	1,016	5,210	3,139
EBITDA	$4,197	$5,747	$21,980	$17,916

Adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	481	(248)	879	564
Net loss (income) on Limoneira shares (c)	—	3,125	—	8,928
Rent expense add back (d)	108	108	432	432
Restructure costs - consulting and management recruiting and severance (e)	304	440	3,930	4,775
Expenses related to Mexican tax matters (f)	1,897	269	3,128	1,417
Impairment, losses and charges related to property, plant and equipment (g)	—	186	235	1,115
Legal settlement and related expenses (h)	—	—	700	—
Adjusted EBITDA	$6,987	$9,627	$31,284	$35,147

See prior page for footnote references.